Exhibit (a)(18)

Southwest Gas Holdings Announces Decision to Separate Centuri, Creating Two Focused, Independent Companies to Unlock Value for Stockholders

Centuri to Become a Leading Independent Utility Infrastructure Services Business Positioned for Continued Profitable Growth at the Forefront of Infrastructure Modernization and Energy Transition

Southwest Gas Holdings to Become Fully Regulated Natural Gas Business with Continued Focus on Providing Reliable, Affordable, Clean Energy across Arizona, Nevada, California and the Rocky Mountain Region

LAS VEGAS, March 1, 2022 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or the “Company”) today announced that its Board of Directors has unanimously decided to separate its wholly-owned subsidiary, Centuri Group, Inc. (“Centuri”), from the Company. The separation is expected to occur within the next 9 to 12 months.

As a standalone, independent company, Centuri, an unregulated utility services platform diversified across the U.S. and Canada, will be an industry leader at the forefront of infrastructure modernization. Centuri is positioned to support the energy transition given its extensive infrastructure capabilities and attractive blue-chip customer base comprised of a diverse range of utilities. The separation will transform Southwest Gas into a fully regulated natural gas business, distributing natural gas to customers and communities across its growing service areas in Arizona, Nevada and California. Southwest Gas will also continue to operate its Federal Energy Regulatory Commission (“FERC”) regulated interstate natural gas pipeline businesses in Arizona, Nevada and now in the Rocky Mountain region through its recently acquired subsidiary MountainWest Pipelines Holding Company (“MountainWest”), formerly Dominion Energy Questar Pipeline, LLC. The separation is not expected to have any impact on Southwest Gas Corporation’s utility operations, customers or customer rates.

Benefits of Separation

The separation is expected to drive value for all stakeholders and create a number of benefits for Southwest Gas and Centuri, including:

•	Unlocking value for stockholders and enhancing value transparency through more direct comparability to pure-play industry peers;

•	Flexibility to meaningfully reduce future equity financing needs, including with respect to MountainWest;

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Compelling financial profiles that more accurately reflect the strengths and opportunities of each business, and as a result, they will be able to more efficiently finance themselves while providing a more targeted investment opportunity for stockholders;

•	Improved capital allocation efficiency and strategic flexibility based on the specific initiatives and objectives of each business; and

•	Distinct and expanding market opportunities and specific customer bases with enhanced potential for customer base expansion and organic growth.

“As a Board, we have regularly examined the steps necessary to establish Centuri as a successful standalone business and how best to maximize the value of this business for stockholders,” said Michael J. Melarkey, Chair of the Board of Southwest Gas. “Following years of planning, growth and investment, culminating with our recent acquisition of Riggs Distler, we are confident that Centuri now has a compelling set of opportunities to deliver enhanced value for stockholders. We transformed Centuri into an industry leader that is uniquely positioned to benefit from the surge in infrastructure spending throughout the country, including in the 5G datacom buildout, offshore wind and other renewable energy transition programs. With Centuri nearly doubling its revenue over the last four years and poised for continued growth as a standalone platform, our Board determined that now is the right time to separate Centuri and unlock the significant value we have built over the last decade.”

“We are proud of the businesses we have built and are excited by the opportunities for continued value creation made possible by the separation,” said John Hester, President and Chief Executive Officer of Southwest Gas. “Just as Riggs Distler opens up new avenues for growth for Centuri, the acquisition of MountainWest provides us with the scale to create value across our regulated operations by sharing best practices, instilling operational excellence and delivering efficiencies, while driving strong, rate-regulated earnings and cash flow. We look forward to this next chapter of growth for both Southwest Gas and Centuri as we seek to maximize value for our stockholders, deliver excellent service to our customers and create new opportunities for employees.”

“With the support of the Southwest Gas Board and management team, we have strategically diversified Centuri, expanding the business into new markets and geographies and partnering with our customers to build safe, modern, and clean energy networks,” said Paul Daily, President and Chief Executive Officer of Centuri, who will continue to serve as CEO of Centuri following the separation. “Our breadth across the U.S. and Canada, integrated electric and gas service offering, as well as our union and non-union workforce, gives us the scale and optionality to meet the evolving needs of our utility customers. As Centuri has grown its scope and scale, we have built an operations and corporate management team that is ready to operate Centuri as a standalone company from day one. I thank our employees, whose hard work and dedication helped us reach this exciting milestone and establish our safety-focused high performance company culture. We have a bright future at Centuri.”

The separation will be effected with the goal of maximizing value for Southwest Gas stockholders. Details of the separation, including structure, will be publicly disclosed following the Company’s finalization of its separation plans.

Until the separation, Southwest Gas intends to continue its dividend program at a payout ratio of 55% - 65% of consolidated earnings per share, with a plan to increase the payout ratio to levels competitive with pure-play utilities following the separation. As separate companies, Southwest Gas and Centuri will each have tailored capital structures and financial policies appropriate for each company’s business.

Centuri: A Leading High-Growth Utility Infrastructure Services Company

Serving its Attractive Blue-Chip Customer Base across the U.S. and Canada with Significant Growth Opportunities Associated with Infrastructure Modernization and the Energy Transition

With comprehensive service capabilities that cover the entire utility and infrastructure value chain and its geographic presence across the U.S. and Canada, Centuri is uniquely positioned to serve as a strategic partner for all customer needs and has outsized growth prospects given the continued significant investment in utility infrastructure, 5G and renewables. As the energy transition accelerates, Centuri will have a wide range of opportunities to support the transition ranging from gas pipe replacement and hardening of electric distribution assets, to supporting infrastructure for offshore wind development. Centuri has approximately 10,500 employees across its footprint.

Centuri’s 2021 pro forma revenue totaled approximately $2.5 billion, supported by continued organic growth, strategic acquisitions and meaningful exposure to clear infrastructure trends. Centuri revenues in 2022 are expected to be $2.65 billion to $2.80 billion and it is targeting normalized EBITDA margin of 11% to 12%, excluding non-recurring separation costs. Centuri is expected to continue pursuing exciting new electric and gas infrastructure opportunities, focusing on operational excellence, cross-selling its growing service offerings to its combination utility customers, and increasing profitability and growth.

With highly recurring revenue underpinned by long-term master service agreements and stable contracts, Centuri will generate strong cash flows to optimize its capital structure, invest in business prospects and return capital to stockholders.

Paul Daily, President and CEO of Centuri, will continue to be supported by a strong and highly engaged management team averaging more than 20 years of experience in the utility infrastructure business. Centuri will remain headquartered in Phoenix, Arizona and maintain its strong presence across the United States and Canada. Further details about the Board of Directors of Centuri will be announced in the future.

Southwest Gas: A Fully Regulated Natural Gas Business

Continuing to Provide Reliable, Affordable, Clean Energy across Arizona, Nevada, California, and the Rocky Mountain Region

Following the separation, Southwest Gas will be a fully regulated natural gas leader through its utility business and MountainWest. Serving more than two million customers across its service territories, Southwest Gas’ utility business will remain the largest distributor of natural gas in Arizona, including the Phoenix and Tucson metropolitan areas, and Nevada, including Las Vegas and most of Northern Nevada. It will also maintain its operations in California, including parts of the Lake Tahoe area in Northern California and the high-desert area in Southern California. Southwest Gas, including MountainWest, has approximately 2,500 employees. Southwest Gas will remain headquartered in Las Vegas, Nevada.

Southwest Gas’ utility business continues to grow its customers, rate base, EBITDA and net income, and is well-positioned given the continued significant population growth and strong demand across its service territories. Southwest Gas is expected to deliver a 7.0 % utility rate base CAGR from 2022 – 2026. Southwest Gas has strong, collaborative relationships with its state regulatory commissions, which contributed to near record growth in revenues and rate base in 2021. This followed a strong 2020, where the Company had rate cases in all three jurisdictions that resulted in an increase in rate base of over $1 billion.

MountainWest operates more than 2,000 miles of highly contracted, FERC-regulated interstate national pipelines in the Rocky Mountain region. With a strong re-contracting record, high-quality customer base and a robust stream of steady and contracted earnings and cash flows over the long-term, MountainWest is expected to be accretive to earnings in 2022 and significantly broadens the Company’s flexibility to source and allocate growth capital. MountainWest also positions Southwest Gas to deliver on numerous attractive opportunities in the energy transition with renewable natural gas, responsibly sourced natural gas, hydrogen and CO2 transportation.

Fourth Quarter and Full-Year 2021 Financial Results

In a separate press release issued today, Southwest Gas announced its fourth quarter and full year 2021 results.

Conference Call and Webcast

Southwest Gas will host a conference call on Wednesday, March 2, 2022 at 1 p.m. ET to discuss today’s announcement and its fourth quarter and full year 2021 results. The associated press releases and presentation slides are available at https://investors.swgasholdings.com/investor-overview.

The call will be webcast live on the Company’s website at www.swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (877) 419-3678 or international: (614) 610-1910. The conference ID is 7668616. The webcast will be archived on the Southwest Gas website.

Advisors

Lazard served as financial advisor to Southwest Gas and Morrison & Foerster LLP and Cravath, Swaine & Moore LLP served as legal advisors, each in connection with the determination to separate Centuri.

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc., through its subsidiaries, engages in the business of purchasing, distributing and transporting natural gas, and providing comprehensive utility infrastructure services across North America. Southwest Gas Corporation, a wholly owned subsidiary, safely and reliably delivers natural gas to over two million customers in Arizona, California and Nevada. The Company’s MountainWest subsidiary provides natural gas storage and interstate pipeline services within the Rocky Mountain region. Centuri Group, Inc., a wholly owned subsidiary, is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”). In connection with the Annual Meeting, the Company has filed a preliminary proxy statement and will file a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company will furnish, with any other relevant information or documents, to its stockholders in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting will be made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement (when it becomes available) may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the companies’ website at www.swgasholdings.com.

Important Information for Investors and Stockholders: This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation: The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, when they become available.

Contacts

For investor information, contact: Boyd Nelson, (702) 876-7237, boyd.nelson@swgas.com; or Innisfree M&A Incorporated, Scott Winter/Jennifer Shotwell/Jon Salzberger, (212) 750-5833.

For media information, contact: Sean Corbett, (702) 876-7219, sean.corbett@swgas.com; or

Joele Frank, Wilkinson Brimmer Katcher, Dan Katcher / Tim Lynch, (212) 355-4449.